UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2012

VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Vestin Realty Mortgage I, Inc., a Maryland corporation (the “Company”) announced that on August 3, 2012 the Hawaii Superior Court approved a settlement between the Company, Vestin Realty Mortgage II, Inc., Vestin Mortgage, LLC., Vestin Group, Inc., Vestin Originations, Inc.(the “Vestin Entities”) and Michael Shustek with the State of Hawaii and The Huntington National Bank (“Huntington”) as successor trustee to the Rightstar Trusts.  Under the Amended Rightstar Resolution Agreement (“ARRA”), the Vestin Entities were entitled to receive a portion of certain net proceeds from certain claims from third parties through litigation, settlement or otherwise. The parties agreed to mutually release each other from any claims under the ARRA and in lieu of such amounts due under the ARRA, the Vestin Entities shall receive the sum of One Hundred Forty-Five Thousand Dollars ($145,000.00) within ten (10) business days after the later of (a) Huntington's receipt of the First Tranche of certain trust recovery proceeds (the “TRM Proceeds”) or (b) entry of a final and non-appealable decision or order approving settlement with each of certain other persons. The One Hundred Forty-Five Thousand Dollars ($145,000.00) shall be disbursed from the First Tranche of TRM Proceeds to Vestin Entities.  All other amounts payable under the ARRA were assigned to the Rightstar Trusts and Huntington as successor trustee Huntington was assigned all rights, obligations and claims the Vestin Entities has or ever can, shall or may have or claim to have arising out of or related to the Rightstar Trusts, or which were asserted or which could have been asserted in such cases.  The Vestin Entities also released any and all interest in the amounts set aside from the sale of the property at 485 Waiale Street, Wailuku, Hawaii (the "Maui Property Proceeds"). Finally as part of the settlement, Vestin Realty Mortgage II, Inc. agreed to purchase all 447,226 shares in Vestin realty Mortgage II, Inc. currently owned by the Rightstar trusts for $1.40 per share , which purchase is to be consummated within seven (7) days following Court approval of the settlement.  Purchase was completed on August 9, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

Dated: August 9, 2012                                                                           By: /s/ Eric Bullinger
                   Eric Bullinger
                   Chief Financial Officer